Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1 and related Prospectus of our report dated April 4, 2005 (except for Notes 13 and 15, for which the date is July 29, 2005) relating to the consolidated financial statements of Omni Energy Services Corp. for the year ended December 31, 2004. We also consent to the reference to us under the headings “Changes and disagreements with accountants on accounting matters and disclosures” and “Experts” in such Registration Statement.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas

February 8, 2006